Exhibit 99.1

PETRO RIVER OIL ACQUIRES ADDITIONAL PROSPECTS IN OKLAHOMA

FOLLOWING SUCCESS OF ITS OSAGE COUNTY DRILLING PROGRAM

NEW YORK, NY, February 15, 2018 - Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) an independent oil and gas exploration company utilizing the latest 3-D seismic technology, announced today that it has acquired additional prospects in Kay County, Oklahoma that have a combined potential recoverable resource of 5.8 million barrels of oil.

The Kay County acquisition is pursuant to a purchase and exchange agreement under which Petro River assigned 100% of its 13.75% working interest in the Mountain View Project in Kern County, California for the 64.70% of Red Fork Resources, LLC (“Red Fork”) 85.00% working interest in Kay County, Oklahoma, resulting in the Company owning a 55% working interest in Kay County. Each of Red Fork and Petro River will retain a 2% overriding royalty on their respective assigned projects.

Kay County Prospects:

The Kay County, Oklahoma acquisition adds additional prospect locations adjacent to Petro River’s 106,000 acre concession in Osage County, Oklahoma. The similarity of the prospects in Kay County allows for the leverage of assets, infrastructure and technical expertise. Recent seismic reprocessing and interpretation of over 50 square miles of 3D data has revealed multiple Mississippian Chat structures and Red Fork channel prospects. Three Mississippian Chat structures and eight Red Fork channel prospects have been identified.

Osage County, OK Drilling Program Update:

The Company is currently executing on its development plans in Osage County, OK. The development wells are located in the West Blackland and South Blackland oil fields discovered by the West Blackland 1-3 and South Blackland 2-11 exploration wells drilled by the Company in 2017. Based on results of the 30-day oil flow tests from these exploration wells, the Company’s estimated ultimate recovery (“EUR”) per well is approximately 105,000 barrels of oil equivalent (“BOE”) in the West Blackland field and 63,000 BOE in the South Blackland field. To date, four additional wells have been drilled and completed in the West Blackland (wells 2-3, 5-3, 6-3 and 9-3), with the remaining wells, to follow. Management is pleased with the early results which are in line with expectations and validates the 3-D seismic methodology.

Below are the anticipated single well economics from our development plan in the West Blackland and South Blackland fields:

W. Blackland Single Well Economics
Cashflow	Cap Ex	1 Yr	3 YR	5 YR	Life of Well	IRR
100% WI	(250,000)	$511,725	$986,126	$1,270,373	$3,068,889	163%
  IP Rate: 71 BOE; EUR: 105,000 BOE
S. Blackland Single Well Economics
Cashflow	Cap Ex	1 YR	3 YR	5 YR	Life of Well	IRR
100% WI	(250,000)	$266,490	$540,712	$708,481	$1,600,096	73%
  IP Rate: 35 BOE; EUR: 63,000 BOE

The single well economics above are estimates only, and are based on a net revenue interest of 76%, a flat rate of $50 oil and $2.10 gas prices. Our lease operating expenses are $1,000 fixed per well plus $1.25 variable per barrel of oil. No assurances can be given that we will realize the returns estimated, and actual returns may be different, and such differences may be material.

Management’s Comments:

Stephen Brunner, President of Petro River stated, “The property exchange in Kay County, OK compliments our Osage Project and positions the Company to execute on our exploration and development plans in the region. Refocusing our efforts in Oklahoma, based on our recent success, reaffirms our belief that applying modern technology to historically productive fields in this region will result in attractive well economics. Additionally, we believe the execution of a successful West Blackland development program will provide significant cash flow to the Company.”

 About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Osage County, Oklahoma, and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 20% equity interest in Horizon Energy Partners, LLC and its’ president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward-looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations
ir@petroriveroil.com
telephone: (469) 828-3900